Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	June 26, 2007

H.B. Fuller Reports Strong Second Quarter Results

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) reported today financial results for the second quarter that ended June 2, 2007.

Highlights:

•	Net Income From Continuing Operations Up Over 45 Percent Year-Over-Year

•	Operating Profit Margin Expanded 160 Basis Points Year-Over-Year to 10.0%

•	Free Cash Flow Increased Over 40 Percent Year-Over-Year

•	2007 EPS Expected at High End of Previously Announced Range of $1.65 to $1.75

Net Income and Diluted Earnings Per Share from Continuing Operations:

Second quarter net income from continuing operations increased over 45 percent to $27.3 million from $18.7 million in the second quarter of last year. Correspondingly, diluted earnings per share from continuing operations increased to $0.44 per share from $0.31 per share, an increase of more than 40 percent over last year’s second quarter.

“Once again we have demonstrated our ability to navigate through a difficult macro economic environment and accelerate the profitability of the business,” said Michele Volpi, president and chief executive officer. “We are very proud of how our associates executed during the quarter, enabling us to continue the successful transformation of the last three years despite a non-conducive market in North America, which has hampered top line industry growth. In this environment, we have demonstrated the ability to expand margins, enhance free cash flow, and further develop a profitable new business pipeline. This gives us confidence as we enter the second half of 2007.”

Net Revenue:

Net revenue for this year’s second quarter was $373.5 million, up 0.5 percent versus the second quarter of 2006. The impact of acquisitions and divestitures, as well as foreign currency translation, favorably contributed 4.5 and 2.4 percentage points, respectively, to net revenue growth. Average selling prices continued to increase year-over-year and volume declines eased sequentially. Pricing positively impacted net revenue growth by 2.5 percentage points and volume adversely impacted net revenue growth by 8.9 percentage points.

New Operating Segments:

As a result of the organizational realignment completed in the second quarter, the Company now reports four operating segments. The operating segments correspond to the regions of operation: North America, Europe, Latin America, and Asia Pacific. Certain historical financial results of the new operating segments have been provided as an addendum to this release to aid investors in understanding and analyzing the business prospectively.

Fiscal Year 2007 Expectations:

As a result of the strong first half results and the momentum being generated by the business, the Company now expects diluted earnings per share from continuing operations to be at the high end of its previously announced range of between $1.65 and $1.75. Additionally, the Company now expects its capital expenditures to be between $20 and $30 million, down from previous guidance of $25 to $35 million, and amortization expense to be between $14 and $15 million, up from previous guidance of approximately $12 million. The company continues to expect depreciation expense to be between $35 and $40 million and the effective tax rate to be 29.0 percent for fiscal year 2007.

Conference Call:

The Company will host an investor conference call to discuss second quarter 2007 results on Wednesday, June 27, 2007 at 9:30 a.m. central time (10:30 a.m. eastern time). The conference call audio and accompanying synchronized presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website.

Regulation G:

The information presented in this earnings release regarding operating income and free cash flow does not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as to provide insight into the ability of the Company to fund such things as debt reduction and acquisitions. The non-GAAP information provided above may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the table provided below.

$ Thousands	13 Weeks Ended June 2, 2007 (unaudited)	13 Weeks Ended June 3, 2006 (unaudited)
Reconciliation for Operating Income and Margin:
Income before taxes, minority interests, and income from equity investments	35,321	25,769
Plus: Interest expense	3,181	4,968
Less: Other income/(expense), net	1,282	(502)
Less: Gains from sales of assets	16	32

Operating income	37,204	31,207

Operating income	37,204	31,207
Divided by: Net Revenue	373,515	371,807
Operating margin	10.0%	8.4%	+160 bps

Reconciliation for Free Cash Flow:
Net cash provided by operating activities	57,257	42,332
Less: Capital expenditures	4,284	3,880
Less: Dividends paid	3,918	3,700

Free cash flow	49,055	34,752	+41.2%

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of April 6, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended June 2, 2007	13 Weeks Ended June 3, 2006

Net revenue	$373,515	$371,807
Cost of sales	(265,368)	(264,301)

Gross profit	108,147	107,506

Selling, general and administrative expenses	(70,943)	(76,299)
Gains from sales of assets	16	32
Other income (expense), net	1,282	(502)
Interest expense	(3,181)	(4,968)

Income before income taxes, minority interests and income from equity investments	35,321	25,769

Income taxes	(10,243)	(7,615)

Minority interests in income of subsidiaries	(70)	(493)

Income from equity investments	2,259	1,004

Income from continuing operations	27,267	18,665
Income from discontinued operations	—	875

Net Income	$27,267	$19,540

Basic income per common share[1]:
Continuing operations	$0.45	$0.32
Discontinued operations	—	0.01

Net income	$0.45	$0.33

Diluted income per common share[1]:
Continuing operations	$0.44	$0.31
Discontinued operations	—	0.01

Net income	$0.44	$0.32

Weighted-average common shares outstanding:
Basic	60,394	58,730
Diluted	61,465	60,193

Dividends declared per common share	$0.06450	$0.06250

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	June 2, 2007	December 2, 2006	June 3, 2006
Cash & cash equivalents	$200,995	$255,362	$121,555
Inventory	131,885	128,623	137,040
Trade accounts receivable, net	217,455	238,155	225,296
Trade accounts payable	153,881	172,772	132,377
Total assets	1,391,759	1,478,471	1,358,424
Total debt	171,666	258,746	318,202

1	Income per common share amounts may not add due to rounding.

H.B. FULLER COMPANY & SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	26 Weeks Ended June 2, 2007	26 Weeks Ended June 3, 2006
Net revenue	$725,270	$704,817
Cost of sales	(514,833)	(503,211)

Gross profit	210,437	201,606

Selling, general and administrative expenses	(144,563)	(149,546)
Gains from sales of assets	103	845
Other income (expense), net	2,657	(11)
Interest expense	(6,789)	(7,710)

Income before income taxes, minority interests and income from equity investments	61,845	45,184

Income taxes	(17,935)	(13,419)

Minority interests in income of subsidiaries	(111)	(734)

Income from equity investments	4,288	2,119

Income from continuing operations	48,087	33,150
Income from discontinued operations	—	1,661

Net Income	$48,087	$34,811

Basic income per common share[1]:
Continuing operations	$0.80	$0.57
Discontinued operations	—	0.03

Net income	$0.80	$0.60

Diluted income per common share[1]:
Continuing operations	$0.78	$0.56
Discontinued operations	—	0.03

Net income	$0.78	$0.58

Weighted-average common shares outstanding:
Basic	60,164	58,385
Diluted	61,339	59,674

Dividends declared per common share	$0.12700	$0.12375

1	Income per common share amounts may not add due to rounding.

H.B. FULLER COMPANY & SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

In thousands (unaudited)

		North America	Europe	Latin America	Asia Pacific	Special Item[1]	Total
SECOND QUARTER:
Q2 2004	Net Revenue	184,223	75,024	45,670	37,142	—	342,060
	Operating Income	18,005	968	(437)	1,144	—	19,681
Q2 2005	Net Revenue	201,825	82,844	50,107	32,942	—	367,718
	Operating Income	15,755	3,585	(1,742)	949	—	18,547
Q2 2006	Net Revenue	209,767	83,692	52,075	26,272	—	371,807
	Operating Income	21,101	5,995	2,301	1,810	—	31,207
Q2 2007	Net Revenue	192,303	103,998	50,017	27,197	—	373,515
	Operating Income	24,688	10,080	1,198	1,237	—	37,204
SEQUENTIAL:
Q1 2006	Net Revenue	177,155	74,029	56,073	25,753	—	333,010
	Operating Income	14,460	2,999	2,156	1,239	—	20,854
Q2 2006	Net Revenue	209,767	83,692	52,075	26,272	—	371,807
	Operating Income	21,101	5,995	2,301	1,810	—	31,207
Q3 2006	Net Revenue	200,517	94,315	52,453	24,658	—	371,943
	Operating Income	23,333	5,533	2,701	1,281	—	32,847
Q4 2006	Net Revenue	200,321	106,469	60,984	27,857	—	395,631
	Operating Income	24,178	10,413	5,815	2,394	(12,284)	30,517
Q1 2007	Net Revenue	175,636	95,415	54,915	25,789	—	351,755
	Operating Income	16,075	7,974	3,246	1,374	—	28,670
Q2 2007	Net Revenue	192,303	103,998	50,017	27,197	—	373,515
	Operating Income	24,688	10,080	1,198	1,237	—	37,204

1.	Corporate expenses are fully allocated to each operating segment, except that, in the fourth quarter of 2006, $12,284 of charges related to a separation agreement with the Company’s former chief executive officer were not allocated between the segments.